Exhibit 99.1
Leadis Technology Acquires IC Power Management Supplier Acutechnology Semiconductor, Inc.
SUNNYVALE, California — January 3, 2008 — Leadis Technology, Inc. (Nasdaq: LDIS), an analog and mixed-signal semiconductor developer of color display drivers, LED drivers, and audio ICs for mobile consumer electronics devices, today announced the acquisition of Acutechnology Semiconductor Inc., a privately held analog semiconductor company specializing in power management technologies for industrial and consumer markets.
The Acutechnology acquisition, completed in late December 2007, enhances Leadis’ current analog product portfolio, adding approximately 20 products, patent protected innovative intellectual property as well as an experienced analog product development team.
“The addition of Acutechnology will accelerate our growth in LED driver ICs and provide us a path to greater integration by adding power management functions to both our LED driver and Audio product portfolios,” said Mr. Tony Alvarez, President and CEO of Leadis. “This acquisition supports our strategy to reposition Leadis away from commodity display drivers and into high-value analog and mixed-signal products for ‘Sight, Sound, and Touch’ in the portable space.”
The Acutechnology team will join Leadis immediately. Paolo Menegoli, CEO of Acutechnology, will lead Leadis’ power management products team.
“We are very pleased to join Leadis,” said Mr. Menegoli. “Leadis provides us immediate access to a wide sales channel, offering us the opportunity to sell our existing products to a much broader customer base. Additionally, we will seek to leverage Leadis’ relationships with top-tier customers in the mobile space.”
Under terms of the agreement, Leadis acquired Acutechnology for $5 million in cash. Additionally, Leadis will pay Acutechnology employees joining Leadis bonuses in future periods for achieving performance goals on newly introduced products. Leadis expects much of the purchase price will be recorded as intangible assets in its fourth quarter results. Leadis is expected to report its fourth quarter 2007 results in late January.
IR Contacts
John K. Allen, Chief Financial Officer
Eric Itakura, Director Business Development & Investor Relations
(408) 331-8616
About Leadis Technology, Inc.
Leadis Technology, Inc., headquartered in Sunnyvale, California, designs, develops and markets analog and mixed-signal semiconductors that enable and enhance the features and capabilities of mobile and consumer electronics devices. Leadis’ product offerings include color display drivers, which are critical components of displays used in mobile consumer electronic devices; LED drivers, which provide controlled levels of current required to drive light emitting diodes in diverse applications including mobile backlight units; and audio CODEC and FM transmitter ICs, which are integral components in mobile media players and their associated aftermarket accessories. Leadis currently supplies display drivers supporting the major small panel display technologies, including a-Si and LTPS TFT LCD’s, color STN LCD’s, and color OLED displays, LED drivers supporting mobile backlighting applications, and audio ICs supporting portable media players and aftermarket audio accessories.
Cautionary Language
Certain statements in this press release including, but not limited to, statements as to Leadis’ diversification strategy, the anticipated benefits of the acquisition of Acutechnology Semiconductor, Inc., and Leadis’ investment in LED drivers and power management technologies, are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: the risk that we will not realize the anticipated benefits of this acquisition, risks associated with acquisitions including the ability to successfully integrate technologies, employees and operations; diversion of management’s attention; retaining key employees; risks that the company may not be able to maintain its current level of revenue or its gross margin levels; risks that one or more of the company’s concentrated group of customers may reduce demand or price for the company’s products or a particular product; risks associated with the company’s efforts to develop and market LED controllers and power management products; risks that the company’s new products may not be able to be completed in a timely fashion or gain market acceptance; risks related to the semiconductor and mobile consumer product industries; the company’s ability to keep up with technological change; risks with managing international activities; and other factors. For a discussion of these and other factors that could impact the company’s financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to Leadis’ Annual Report on Form 10-K filed with the SEC on March 12, 2007, and the Form 10-Q for the quarter ended September 30, 2007, which are available at www.leadis.com. The projections in this press release are based on information currently available to the company. Although such projections, as well as the factors influencing them, may change in the future, the company undertakes no responsibility to update the information contained in this press release. (LDISG)